Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST ANNOUNCES CHANGE IN TIME OF HEARING ON MAY 8, 2026

DALLAS, Texas, May 6, 2026 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today announced that SoftVest, L.P. ("SoftVest") has advised the Trustee that the hearing, scheduled on May 8, 2026, before the 96th District Court of Tarrant County, has been rescheduled to 9:30 a.m., Central Time, from its original time of 10:30 a.m., Central Time. Please see detailed information regarding the hearing below.

UNITHOLDER MAILING FILED BY SOFTVEST

On or about February 10, 2026, SoftVest, a unit holder of the Trust, mailed documents to holders of units of beneficial interest ("Unitholders") which included a cover letter, a Citation in the District Court of Tarrant County, Texas ("Citation"), the Original Petition for Modification of Trust (the “Petition”) in the District Court of Tarrant County, Texas (Cause No. 96-373245-25) seeking judicial modification of the Trust’s Indenture, and the Petitioner SoftVest, L.P.'s Notice of Bench Trial on Petitioner's Original Petition for Modification of Trust ("Notice of Bench Trial"), also collectively known as the "Unitholder Mailing". The Unitholder Mailing advises Unitholders of a hearing to be scheduled Friday, May 8, 2026, (now scheduled for 9:30 a.m.) before the 96th District Court of Tarrant County, Tom Vandergriff Civil Courts Building, 4th Floor, 100 North Calhoun Street, Fort Worth, Texas 76196, on the merits of SoftVest's Petition pursuant to which it seeks to (1) amend Section 8.03 of the Indenture to eliminate the requirement that certain amendments require approval by 75% of the outstanding units of the Trust, and (2) delete Section 10.01 of the Indenture that sets forth certain prohibited amendments and replace Article X of the Indenture with a provision permitting amendment of any provision of the Indenture by a vote of unitholders in accordance with Article VIII (which, as amended, would permit amendment by a majority in interest of unitholders constituting a quorum at a meeting of unitholders where a quorum is present).

FORWARD-LOOKING STATEMENTS

Any statements in this press release about future events or conditions, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Trust’s actual results to differ materially from the results the Trustee anticipates include, but are not limited to the factors described in Part I, Item 1A, “Risk Factors” of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2025, and Part II, Item 1A, “Risk Factors” of subsequently filed Quarterly Reports on Form 10-Q.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

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Contact: Nancy Willis, Director of Royalty Trust Services, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839